Exhibit 99.1

         Cincinnati Financial Corporation Estimates Hurricanes Frances
                          and Ivan Catastrophe Losses

- Frances and Ivan raise total third-quarter pretax catastrophe loss estimate to $89 million, net of reinsurance

        - Storm teams continue to aid policyholders in affected states


    CINCINNATI, Sept. 30 /PRNewswire-FirstCall/ -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced an estimate of $13 million for pretax catastrophe losses resulting from Hurricane Frances and a preliminary estimate of $36 million, net of reinsurance, for pretax catastrophe losses resulting from Hurricane Ivan. The company does not yet have an estimate of anticipated losses from Hurricane Jeanne.

    Due to the difficulty of reaching policyholders and properties in certain areas of Florida to assess damage, the company has not been able to develop a complete estimate for Ivan losses. At this time, the company is aware of losses before reinsurance from Ivan of more than $45 million and believes total losses could rise substantially. However, under the company's property catastrophe reinsurance agreements, the company retains only 5 percent of losses between $45 million and $500 million from a single catastrophe event. Accordingly, third-quarter catastrophe losses, net of reinsurance, would increase by $1 million for every $20 million in Ivan-related claims above
$45 million.

    Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, "We've been working to help our independent agents meet the needs of policyholders as they seek to return their lives to normal as quickly as possible. More than 100 experienced Cincinnati claims representatives have traveled to Alabama and Florida over the course of the past seven weeks to work with our local staff, making certain that personal lines and commercial lines policyholders receive immediate assistance."

    The company's third-quarter 2004 catastrophe losses have included:


                                                           Preliminary Loss
    Third-Quarter         Primary States  Reported Claims  Estimate (pretax,
       Event       Dates    Affected    (through Sept. 29) net of reinsurance)

    Hurricane
     Jeanne      Sept. 25-27  Florida,      Not yet            Not yet
                              Georgia       available          available

    Hurricane
     Ivan        Sept. 15-21  Alabama,      < 4,000            $36 million
                              Florida,
                              Georgia,
                              Pennsylvania

    Hurricane
     Frances     Sept. 3-8    Florida       < 1,000            $13 million

    Tropical
     Storm
     Gaston      Aug. 29-30   Virginia      < 100              $1 million

    Hurricane
     Charley     Aug. 13-14   Florida,      < 900              $25 million
                              Georgia

    Wind Storm   July 12-14   Illinois      < 1,100            $14 million



    Based on the preliminary loss estimates, third-quarter events through September 29, excluding Jeanne, result in an estimate of $89 million for third-quarter pretax catastrophe losses, net of reinsurance. At that level, the contribution to the third-quarter property casualty combined ratio would be approximately 12 percentage points. The impact on after-tax earnings per share would be approximately 34 cents.

    Schiff noted, "Even on this preliminary basis, which does not include Jeanne, our estimate of total year-to-date catastrophe losses rises to $136 million, net of reinsurance. This estimate is above the $90 million to $100 million range we had assumed when developing our target full-year 2004 GAAP combined ratio of 92 percent. While we continue to anticipate strong profitability from our underlying business during the remainder of 2004, we will update our combined ratio guidance based on more complete quarter-end and catastrophe loss information when we announce final third-quarter results in October."

    The effect of catastrophe losses on recent periods has been:


    (Dollars in
     millions,
     except per
     share)       Q204    Q104    1H04    Q403    Q303    Q203    Q103  FY2003

    Total
     catastrophe
     losses
     (pretax,
     net of
     reinsurance)  $46      $1     $47      $7     $41     $47      $2     $97

    Combined
     ratio
     impact       6.5%    0.1%    3.3%    1.0%    6.1%    7.1%    0.4%    3.6%

    Catastrophe
     losses per
     share (after
     tax)       $ 0.18  $ 0.00  $ 0.18  $ 0.03  $ 0.16  $ 0.18  $ 0.01  $ 0.37

     (Per share amounts have been adjusted for the 5 percent stock dividend paid June 15, 2004. The sum of the quarterly reported amounts may not equal the full year as each is computed independently.)



    Cincinnati Financial plans to report third-quarter results on Thursday, October 21. A conference call to discuss the results will be held at 2:30 p.m. EDT on that day. Details regarding the Internet broadcast of the conference call are available on the Investors page of http://www.cinfin.com .


    Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company supports the insurance subsidiaries and their independent agent representatives through commercial leasing and financing activities. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information, please visit the company's Web site at http://www.cinfin.com .


    This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements contained herein involve potential risks and uncertainties. The company's future results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to:

     - unusually high levels of catastrophe losses due to changes in weather patterns, environmental events, terrorism incidents or other causes
     - increased frequency and/or severity of claims
     - events or conditions that could weaken or harm the company's relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company's opportunities for growth, such as:
         - downgrade of the company's financial strength ratings,
         - concerns that doing business with the company is too difficult or
         - perceptions that the company's level of service is no longer a distinguishing characteristic in the marketplace
     - delays in the development, implementation, performance and benefits of technology projects and enhancements
     - amount of reinsurance purchased and financial strength of reinsurers
     - inaccurate estimates or assumptions used for critical accounting estimates, including loss reserves
     - results and timely completion of assessment and remediation of internal controls for financial reporting under the Sarbanes-Oxley Act of 2002
     - recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products
     - sustained decline in overall stock market values negatively affecting the company's equity portfolio, in particular a sustained decline in the market value of Fifth Third Bancorp (Fifth Third) shares, a significant equity holding
     - events that lead to a significant decline in the market value of a particular security and impairment of the asset
     - prolonged low interest rate environment or other factors that limit the company's ability to generate growth in investment income
     - insurance regulatory actions, legislation or court decisions that increase expenses or place the company at a disadvantage in the marketplace
     - adverse outcomes from litigation or administrative proceedings
     - not receiving an exemptive order pursuant to the Investment Company Act of 1940 from the SEC, and the resulting changes that would be required in the company's operations


     Further, the company's insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

    Readers are cautioned that the company undertakes no obligation to review or update the forward-looking statements included in this material.



SOURCE  Cincinnati Financial Corporation
    -0-                             09/30/2004
    /CONTACT:  Investors, Heather J. Wietzel, +1-513-603-5236, or Media, Joan
O. Shevchik, +1-513-603-5323, both of Cincinnati Financial Corporation/
    /Web site: http://www.cinfin.com /
    (CINF)

CO:  Cincinnati Financial Corporation
ST:  Ohio
IN:  FIN INS
SU:  CCA MAV